Exhibit 99.1

News Release

Wabtec Reports 3Q EPS Of 63 Cents, Up 11%;

Generates Cash From Operations of $51 Million

WILMERDING, PA, Oct. 27, 2010 – Wabtec Corporation (NYSE: WAB) today reported its 2010 third quarter results, including the following:

•	Sales increased 14 percent to $376 million, as the Freight Group had a strong sales increase due to organic growth and acquisitions.

•	Income from operations increased 11 percent to $51 million, or 13.5 percent of sales.

•	Earnings per diluted share were 63 cents, an 11 percent increase compared to 57 cents in the year-ago quarter.

•	For the quarter, cash generated from operations was $51 million, or 13.5 percent of sales. At Sept. 30, 2010, Wabtec had net debt of $233 million.

•	The company recently acquired G&B Specialties and Bach-Simpson, and completed a fourth joint venture in China.

•

Wabtec’s total backlog at Sept. 30 increased to $1.04 billion, and now includes a $115 million contract to build 20 passenger locomotives for the Massachusetts Bay Transportation Authority. The locomotives are scheduled to be delivered in 2012-13.

Based on Wabtec’s third quarter results and outlook, the company updated its 2010 earnings guidance as follows: Full-year earnings per diluted share are now expected to be between $2.50-$2.55; previously, the company expected EPS to be between $2.45-$2.55. Full-year revenues are expected to increase about 6-7 percent over the previous year, primarily due to growth in the freight segment.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “We posted solid numbers in the third quarter, with strong sales and earnings increases, and good cash generation. Driven by increased rail traffic and execution of our growth strategies, the Freight Group has rebounded strongly this year, even as industry deliveries of new locomotives and freight cars remain well below normal. Transit Group results are lower than last year due in part to the completion of major contracts, as well as project delays and budget constraints at municipal transit authorities. We remain excited about the company’s long-term growth prospects, given our diversified business model, focus on cash generation, investment in growth strategies and rigorous application of the Wabtec Performance System.”

Wabtec (www.wabtec.com) is a global provider of technology-based products and services for rail and other industrial markets. This release contains forward-looking statements, such as those regarding expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; fluctuations in freight and passenger rail traffic; and other factors discussed in Wabtec’s filings with the Securities and Exchange Commission. Wabtec assumes no obligation to update these statements or advise of changes in the assumptions on which they are based. Wabtec will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Third Quarter 2010	Third Quarter 2009	For the Nine Months 2010	For the Nine Months 2009
Net sales	$375,707	$330,455	$1,113,771	$1,042,428
Cost of sales	(266,470)	(235,629)	(782,681)	(748,764)

Gross profit	109,237	94,826	331,090	293,664
Gross profit as a % of Net Sales	29.1%	28.7%	29.7%	28.2%

Selling, general and administrative expenses	(46,604)	(37,162)	(142,478)	(117,827)
Engineering expenses	(9,362)	(10,157)	(30,482)	(31,481)
Amortization expense	(2,638)	(1,748)	(6,669)	(6,122)

Total operating expenses	(58,604)	(49,067)	(179,629)	(155,430)
Operating expenses as a % of Net Sales	15.6%	14.8%	16.1%	14.9%

Income from operations	50,633	45,759	151,461	138,234
Income from operations as a % of Net Sales	13.5%	13.8%	13.6%	13.3%

Interest (expense) income, net	(3,996)	(3,687)	(12,000)	(12,148)
Other income (expense), net	(791)	394	(426)	649

Income from operations before income taxes	45,846	42,466	139,035	126,735

Income tax expense	(15,302)	(15,118)	(46,916)	(35,885)

Effective tax rate	33.4%	35.6%	33.7%	28.3%

Income from continuing operations	30,544	27,348	92,119	90,850

Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	—	—	—

Net income attributable to Wabtec shareholders	$30,544	$27,348	$92,119	$90,850

Earnings Per Common Share
Basic
Income from continuing operations	$0.64	$0.58	$1.93	$1.90
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.64	$0.58	$1.93	$1.90

Diluted
Income from continuing operations	$0.63	$0.57	$1.92	$1.89
Income from discontinued operations	—	—	—	—
Net income attributable to Wabtec shareholders	$0.63	$0.57	$1.92	$1.89

Weighted average shares outstanding
Basic	47,677	47,289	47,577	47,537

Diluted	48,064	47,752	47,956	48,019

Sales by Segment
Freight Group	$208,566	$124,453	$563,684	$440,479
Transit Group	167,141	206,002	$550,087	$601,949

Total	$375,707	$330,455	$1,113,771	$1,042,428